Exhibit 8.2

OPINION OF OGILVY RENAULT LLP

December 11, 2007

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

You have requested our opinion with respect to certain Canadian federal income tax considerations applicable to a person who acquires common shares, without par value (the “Shares”), of Royal Bank of Canada (the “Bank”) to be issued pursuant to an Agreement and Plan of Merger dated as of September 5, 2007 (the “Merger Agreement”) by and among Alabama National BanCorporation (“ANB”), RBC Centura Banks, Inc. and the Bank. The Canadian federal income tax considerations to which our opinion relates are set forth in the Proxy Statement for ANB and Prospectus for the Bank (the “Proxy Statement/Prospectus”) included in the Registration Statement on Form F-4 filed by the Bank in connection with the Shares to be issued pursuant to the Merger Agreement.

Subject to qualifications and limitations stated therein, we are of the opinion that the statements made in the Proxy Statement/Prospectus under the heading “Material Tax Considerations – Certain Canadian Federal Income Tax Considerations”, insofar as they purport to constitute summaries of matters of Canadian federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Material Tax Considerations – Certain Canadian Federal Income Tax Considerations” in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by The Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ OGILVY RENAULT LLP